FOR IMMEDIATE RELEASE                                Date

For additional information contact:                  February 13, 2001
         John W. Prosser, Jr.
         Senior Vice President
         Finance and Administration
         (626) 578-6803


                  Jacobs Signs Letter of Intent to Acquire Gibb

         PASADENA, CALIF. -- Jacobs Engineering Group Inc. (NYSE: JEC) and LawGibb Group, Inc. announced today that they have entered into a Letter of Intent for the acquisition by Jacobs of LawGibb's international business, operating under the Gibb name with revenues of approximately $100 million. This transaction is subject to due diligence, the negotiation of a definitive agreement, satisfaction of customary closing conditions, and approval by appropriate governmental authorities.
         Jacobs President and CEO Noel Watson stated, "This is another step in our implementation of the `multidomestic' approach to serving our clients. Jacobs and Gibb have strong ties to the infrastructure market. The addition of Gibb offers the opportunity to expand this business internationally." LawGibb Chairman and CEO Bruce Coles, added, "Gibb, with its stature in the engineering sector and the suite of professional services it offers, will match well with Jacobs' business objectives in the primary international markets that both companies serve."
         Jacobs Engineering Group Inc. is one of the largest global engineering, architecture, technology, and construction firms, specializing in the full spectrum of project delivery services including engineering, procurement, construction, and maintenance. Gibb, a member of the LawGibb Group, is a leading international engineering consultancy, providing expert advice in the fields of transportation, civil and structural engineering, water and waste water, environmental and geotechnical services, infrastructure, building and building services, information technology, defense, finance and commerce.
         Any statements made in this release that are not based on historical fact are forward-looking statements. Any forward-looking statements made in this release represent the best judgment of the management of both Jacobs and LawGibb as to what may occur in the future. However, the actual outcome and results are not guaranteed and are subject to certain risks, uncertainties and assumptions, and may differ materially from what is expressed. For a description of factors that could cause actual results to differ materially from such forward-looking statements, see the discussion under the section "Forward-Looking Statements and Other Safe Harbor Applications" included in Management's Discussion and Analysis filed as part of Exhibit 13 to Jacobs' 2000 Annual Report on Form 10-K and similar "Forward-Looking Statements" contained in Management's Discussion and Analysis filed as part of Exhibit 13.01 to LawGibb's 1999 Annual Report on Form 10-K.